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EXHIBIT 99(a)(1)(D)

ELECTION FORM

Primus Telecommunications Group, Incorporated
1700 Old Meadow Road, Suite 300
McLean, VA 22102

        I have received Primus Telecommunications Group, Incorporated's Offer to Exchange dated May 20, 2002, as amended (the "Offer"), sent to certain employees holding options to purchase Common Stock of Primus Telecommunications Group, Incorporated (the "Company" or "Primus") granted under its Plan (the "Offer to Exchange"). Defined terms not explicitly defined herein but defined in the Offer to Exchange shall have the same definitions as in the Offer to Exchange.

        Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified in the attached, cancelled in exchange for a right to receive a Replacement Option, as that term is defined in the Offer to Exchange in accordance with the terms of that Offer. If I have elected to cancel less than all Eligible Options listed by the Company for my convenience in the table attached, I have indicated such election by crossing through any such Eligible Option(s) that I do not wish to have cancelled. I hereby agree that, unless I revoke my election before 5:00 p.m. Eastern Daylight Time on June 18, 2002 (or a later expiration date if Primus extends the Offer), my election will be irrevocable, and if accepted by Primus, such surrendered Eligible Options will be cancelled in their entirety on June 18, 2002 (or a later date if Primus extends the Offer). I understand that, subject to my continuous employment through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on December 19, 2002 (or a later date if Primus extends the Offer).

        ☐    I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the attached Eligible Option(s) outstanding with exercise prices greater than $2.00 per share.

        I agree to deliver to Primus the original stock option grant form(s) for such options, upon request. I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option(s) after the date of this election (unless I revoke this election), and that such options will be cancelled as of June 18, 2002 (or a later expiration date if Primus extends the Offer).

        I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Primus (except on an at-will basis). I agree that Primus has made no representations or warranties to me regarding this Offer or the future pricing of Primus stock, and that my participation in this Offer is at my own discretion.

        I AGREE THAT PRIMUS SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER; PROVIDED, THIS WAIVER SHALL NOT CONSTITUTE A WAIVER OF PRIMUS' OBLIGATION TO COMPLY WITH THE FEDERAL SECURITIES LAWS IN CONNECTION WITH THE OFFER.

        ☐    I DO NOT accept the Offer to exchange options.

Date:

Optionee Signature
Name:
(Please print)

        PRIMUS HEREBY AGREES AND ACCEPTS THIS ELECTION FORM, AND SUCH ACCEPTANCE SHALL BE BINDING ON PRIMUS'S SUCCESSORS, ASSIGNS AND LEGAL REPRESENTATIVES:

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	Date:

Title:

2

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  EXHIBIT 99(a)(1)(D)